UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   ANDERSON, STEVEN G.
   1655 Roberts Boulevard, NW
   Kennesaw, GA  30144
   USA
2. Issuer Name and Ticker or Trading Symbol
   CRYOLIFE, INC.
   CRY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, CEO and Chairman
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |1,514,681          |D     |                           |
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                             |      |    |                  |   |           |107,899            |I     |By Spouse                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Option            |$29.25  |1-9-0|A   |10,000     |A  |(1)  |7-9-0|Common Stock|10,000 |N/A    |10,000      |D  |            |
                        |        |2    |    |           |   |     |7    |            |       |       |            |   |            |
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Stock Option            |$27.90  |5-29-|A   |3,584      |A  |1-1-1|5-29-|Common Stock|3,584  |N/A    |3,584       |D  |            |
                        |        |02   |    |           |   |2    |12   |            |       |       |            |   |            |
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Stock Option            |$27.90  |5-29-|A   |6,416      |A  |(2)  |11-29|Common Stock|6,416  |N/A    |6,416       |D  |            |
                        |        |02   |    |           |   |     |-07  |            |       |       |            |   |            |
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Explanation of Responses:
(1) Option vests annually in 20% increments over five years beginning on first anniversary of grant date.
(2) Option vests 1,283 shares on first four anniversaries of grant date and 1,284 shares on fifth anniversary of grant date.
SIGNATURE OF REPORTING PERSON
/s/ Steven G. Anderson
DATE
February 5, 2003